Exhibit 99

Meridian Bancorp, Inc. Reports Record Second Quarter and Record First Half Net Income

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 23, 2019): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $15.2 million, or $0.29 per diluted share, for the quarter ended June 30, 2019, up from $15.1 million, or $0.29 per diluted share, for the quarter ended March 31, 2019 and $14.1 million, or $0.27 per diluted share, for the quarter ended June 30, 2018. For the six months ended June 30, 2019, net income was $30.2 million, or $0.59 per diluted share, up from $26.1 million, or $0.49 per diluted share, for the six months ended June 30, 2018. The Company’s return on average assets was 0.97% for the quarter ended June 30, 2019, unchanged from the quarter ended March 31, 2019 and down from 1.01% for the quarter ended June 30, 2018. For the six months ended June 30, 2019 the Company’s return on average assets was 0.97%, up from 0.96% for the six months ended June 30, 2018. The Company’s return on average equity was 8.75% for the quarter ended June 30, 2019, down from 8.84% for the quarter ended March 31, 2019 and up from 8.50% for the quarter ended June 30, 2018. For the six months ended June 30, 2019, the Company’s return on average equity was 8.79%, up from 7.93% for the six months ended June 30, 2018.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report record net income of $15.2 million for the second quarter of 2019, up $1.1 million, or 8%, from the prior second quarter record in 2018, and $30.2 million for the first half of 2019, up $4.2 million, or 16%, from the prior first half record in 2018. Our net loan growth was $57 million, or 1%, in the second quarter of 2019 following an anticipated $70 million commercial real estate loan pay-off, and $172 million or 3%, in the first half. Since our loan pipeline remains robust, we expect our growth in the second half of 2019 to rise beyond our current annualized rate of 6%. Following the opening of our 39th branch in Cambridge earlier in July, we remain on track to open our 40th branch in Boston’s Brighton neighborhood by year end as we continue to attract new business and consumer relationships and work to further expand our market share in the metropolitan Boston area.”

The Company’s net interest income was $42.5 million for the quarter ended June 30, 2019, down $127,000, or 0.3%, from the quarter ended March 31, 2019 and up $1.4 million, or 3.5%, from the quarter ended June 30, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.48% and 2.82%, respectively, for the quarter ended June 30, 2019 compared to 2.57% and 2.89%, respectively, for the quarter ended March 31, 2019 and 2.81% and 3.07%, respectively, for the quarter ended June 30, 2018. For the six months ended June 30, 2019, net interest income increased $4.2 million, or 5.2%, to $85.1 million from the six months ended June 30, 2018. The interest rate spread and net interest margin on a tax-equivalent basis were 2.53% and 2.85%, respectively, for the six months ended June 30, 2019, compared to 2.87% and 3.11% for the six months ended June 30, 2018. The increases in net interest income were primarily due to growth in average loan balances and yields on interest-earning assets, partially offset by increases in the average balances of total deposits and borrowings and the cost of funds for the quarter and six months ended June 30, 2019 compared to the respective prior periods.

Total interest and dividend income increased to $66.3 million for the quarter ended June 30, 2019, up $1.8 million, or 2.8%, from the quarter ended March 31, 2019 and $10.4 million, or 18.7%, from the quarter ended June 30, 2018, primarily due to growth in the Company’s average loan balances to $5.810 billion. The Company’s yield on loans on a tax-equivalent basis was 4.47% for the quarter ended June 30, 2019, up three basis points from the quarter ended March 31, 2019 and up 14 basis points from the quarter ended June 30, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.38% for the quarter ended June 30, 2019, up four basis points from the quarter ended March 31, 2019 and up 22 basis points from the quarter ended June 30, 2018. For the six months ended June 30, 2019 the Company’s total interest and dividend income increased $22.9 million, or 21.2%, to $130.7 million from the six months ended June 30, 2018, primarily due to growth in the Company’s average loan balances of $841.7 million, or 17.1%, to $5.753 billion and by an increase in the yield on loans on a tax-equivalent basis of 14 basis points to 4.45% for the six months ended June 30, 2019 compared to the six months ended June 30, 2018. The Company’s yield on interest-earning assets on a tax-equivalent basis increased 22 basis points to 4.36% for the six months ended June 30, 2019 compared to the same period in 2018.

Total interest expense increased to $23.8 million for the quarter ended June 30, 2019, up $1.9 million, or 8.8%, from the quarter ended March 31, 2019 and $9.0 million, or 60.8%, from the quarter ended June 30, 2018. Interest expense on deposits increased to $20.7 million for the quarter ended June 30, 2019, up $1.5 million, or 7.8%, from the quarter ended March 31, 2019 and $7.9 million, or 62.0%, from the quarter ended June 30, 2018 primarily due to growth in average total deposits to $5.001 billion and increases in the cost of average total deposits to 1.66% from 1.58% for the quarter ended March 31, 2019, and 1.19% for the quarter ended June 30, 2018. Interest expense on borrowings increased to $3.2 million for the quarter ended June 30, 2019, up $426,000, or 15.6%, from the quarter ended March 31, 2019 and $1.1 million, or 53.8%, from the quarter ended June 30, 2018 primarily due to increases in the average cost of borrowings to 2.37% from 1.91% for the quarter ended March 31, 2019, and 1.39% for the quarter ended June 30, 2018. The Company’s total cost of funds was 1.73% for the quarter ended June 30, 2019, up 11 basis points from the quarter ended March 31, 2019 and 51 basis points from the quarter ended June 30, 2018. Total interest expense increased $18.7 million, or 69.5%, to $45.7 million for the six months ended June 30, 2019 from the six months ended June 30, 2018. Interest expense on deposits increased $16.5 million, or 71.1%, to $39.8 million for the six months ended June 30, 2019 from the six months ended June 30, 2018 due to growth in average total deposits of $759.1 million, or 18.1%, to $4.958 billion and an increases in the cost of average total deposits of 50 basis points to 1.62%. Interest expense on borrowings increased $2.2 million, or 59.2%, to $5.9 million for the six months ended June 30, 2019 from the six months ended June 30, 2018 due to an increase in the cost of average total borrowings of 79 basis points to 2.13%, partially offset by a decrease in average total borrowings of $1.6 million, or 0.3%, to $555.1 million. The Company’s cost of funds increased 53 basis points to 1.67% for the six months ended June 30, 2019 compared to the six months ended June 30, 2018.

Mr. Gavegnano noted, “Our net interest income continues to rise year-over-year on the strength of our organic loan and deposit growth in recent years, while our yields on loans and other interest-earning assets have steadily trended upward. During this challenging interest rate environment, our net interest margin dipped seven basis points to 2.82% for the second quarter from the first quarter of 2019 due to an increase of 11 basis points in our cost of funds. With market interest rates beginning to decline, we continue to believe our margin is poised to expand as our aggregate interest costs are expected to reach a peak in the coming months.”

The Company's provision for loan losses was $78,000 for the quarter ended June 30, 2019, down $765,000 from the quarter ended March 31, 2019 and $1.8 million from the quarter ended June 30, 2018. The allowance for loan losses was $53.9 million or 0.92% of total loans at June 30, 2019, compared to $54.0 million or 0.94% of total loans at March 31, 2019, $53.2 million or 0.94% of total loans at December 31, 2018, and $49.4 million or 0.96% of total loans at June 30, 2018. The changes in the allowance for loan losses coverage ratio were based on management’s assessment of loan portfolio growth and composition changes, declines in historical charge-off trends, reduced levels of problem loans and other improvements in asset quality trends.

Net charge-offs totaled $210,000 for the quarter ended June 30, 2019 compared to net charge-offs of $77,000 for the quarter ended March 31, 2019 and net recoveries of $43,000 for the quarter ended June 30, 2018. For the six months ended June 30, 2019, net charge-offs totaled $287,000 compared to net recoveries of $157,000 for the six months ended June 30, 2018.

Non-accrual loans were $6.0 million, or 0.10% of total loans outstanding, at June 30, 2019; down $1.5 million, or 19.9%, from March 31, 2019; down $860,000, or 12.5% from December 31, 2018 and down $1.9 million, or 23.5%, from June 30, 2018. Non-performing assets were $6.0 million, or 0.09% of total assets, at June 30, 2019, compared to $7.5 million, or 0.12% of total assets, at March 31, 2019, $6.9 million, or 0.11% of total assets at December 31, 2018, and $7.9 million, or 0.14% of total assets, at June 30, 2018.

Non-interest income was $3.0 million for the quarter ended June 30, 2019, down from $3.8 million for the quarter ended March 31, 2019 and up from $2.9 million for the quarter ended June 30, 2018. Non-interest income decreased $874,000, or 22.8%, compared to the quarter ended March 31, 2019, primarily due to a $1.1 million decrease in gain on marketable equity securities, net, partially offset by a $191,000 increase in customer service fees. Compared to the quarter ended June 30, 2018, non-interest income increased $96,000, or 3.4%, primarily due to increases of $211,000 in loan fees and $38,000 in mortgage banking gains, net, partially offset by a $165,000 decrease in gain on marketable equity securities, net. For the six months ended June 30, 2019, non-interest income increased $1.6 million, or 30.6%, to $6.8 million from $5.2 million for the six months ended June 30, 2018, primarily due to a $1.7 million increase in the gain on marketable equity securities, net, reflecting increases in market valuations.

Non-interest expenses were $25.1 million, or 1.60% of average assets for the quarter ended June 30, 2019, compared to $25.8 million, or 1.66% of average assets for the quarter ended March 31, 2019 and $23.5 million, or 1.69% of average assets for the quarter ended June 30, 2018. Non-interest expenses decreased $679,000, or 2.6%, compared to the quarter ended March 31, 2019, due primarily to a decrease of $716,000 in salaries and employee benefits, reflecting seasonal reductions in payroll taxes and employee benefits. Non-interest expenses increased $1.7 million, or 7.0%, compared to the quarter ended June 30, 2018, due primarily to increases of $625,000 in occupancy and equipment, $478,000 in salaries and employee benefits, $356,000 in data processing and $293,000 in marketing and advertising, partially offset by a $216,000 decrease in professional services. For the six months ended June 30, 2019, non-interest expenses increased $2.8 million, or 5.7%, to $50.9 million from $48.2 million for the six months ended June 30, 2018, due primarily to increases of $716,000 in salaries and employee benefits, $682,000 in occupancy and equipment, $643,000 in data processing, $488,000 in marketing and advertising and $362,000 in deposit insurance, partially offset by a $321,000 decrease in professional services. The increases in salaries and employee benefits were primarily due to annual increases in employee compensation, payroll taxes and employee benefits, while the increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch that opened late in the first quarter of 2018, three new branch openings in the fourth quarter of 2018 and one new branch opened in July 2019. The Company’s efficiency ratio was 55.57% for the quarter ended June 30, 2019 compared to 57.20% for the quarter ended March 31, 2019 and 53.89% for the quarter ended June 30, 2018. For the six months ended June 30, 2019, the efficiency ratio was 56.38% compared to 55.74% for the six months ended June 30, 2018.

Mr. Gavegnano added, “As expected, our non-interest expenses decreased 3% along with improvement in our efficiency ratio to 55.6% from 57.2% for the second quarter of 2019 from the first quarter, while increases in these expenses over the past year were limited to 6% to 7% for the second quarter and first half of 2019. We controlled our overhead expense growth while expanding our branch network by five locations since the beginning of 2018 by focusing on maintaining flat staffing levels, especially in our retail division, and continuing to negotiate cost-effective branch leases.”

The Company recorded a provision for income taxes of $5.1 million for the quarter ended June 30, 2019, reflecting an effective tax rate of 25.0%, compared to $4.7 million, or an effective tax rate of 23.8%, for the quarter ended March 31, 2019, and $4.5 million, or an effective tax rate of 24.3%, for the quarter ended June 30, 2018. For the six months ended June 30, 2019, the provision for income taxes was $9.8 million, reflecting an effective tax rate of 24.4%, compared to $7.8 million, or an effective tax rate of 23.1%, for the six months ended June 30, 2018.

Total assets were $6.369 billion at June 30, 2019, up $87.2 million, or 1.4%, from $6.281 billion at March 31, 2019 and $189.9 million, or 3.1%, from $6.179 billion at December 31, 2018. Net loans were $5.765 billion at June 30, 2019, up $57.4 million, or 1.0%, from March 31, 2019, and $172.0 million, or 3.1%, from December 31, 2018. Loan originations totaled $285.3 million during the quarter ended June 30, 2019 and $553.5 million during the six months ended June 30, 2019. The net increase in loans for the six months ended June 30, 2019 was primarily due to increases of $61.5 million in construction loans, $51.3 million in multi-family loans, $25.1 million in commercial real estate loans, $21.6 million in one- to four-family loans, and $10.0 million in home equity lines of credit. The increase in commercial real estate loans reflects a $70.0 million loan pay-off that occurred in the second quarter. Cash and due from banks was $361.1 million at June 30, 2019, a decrease of $10.9 million, or 2.9% from December 31, 2018. Securities, at fair value, were $31.3 million at June 30, 2019, an increase of $680,000, or 2.2%, from $30.6 million at December 31, 2018.

Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). During the six months ended June 30, 2019, premises and equipment, net increased $21.1 million to $66.3 million and accrued expenses and other liabilities increased $21.5 million to $54.5 million at June 30, 2019, reflecting the recognition of operating lease assets and liabilities totaling $18.8 million based on the present value of future minimum lease payments as required by ASU No. 2016-02.

Total deposits were $5.018 billion at June 30, 2019, down $4.7 million, or 0.1%, from $5.023 billion at March 31, 2019 and up $134.1 million, or 2.7%, from $4.884 billion at December 31, 2018. Core deposits, which exclude certificates of deposit, increased $131.0 million, or 4.1%, during the six months ended June 30, 2019 to $3.329 billion, or 66.3% of total deposits. Total borrowings were $600.1 million, up $74.1 million, or 14.1%, from March 31, 2019 and $13.2 million, or 2.3%, from December 31, 2018.

Total stockholders’ equity increased $9.3 million, or 1.4%, to $695.7 million at June 30, 2019 from $686.4 million at March 31, 2019, and $21.0 million, or 3.1%, from $674.7 million at December 31, 2018. The increase for the six months ended June 30, 2019 was primarily due to net income of $30.2 million and $3.4 million related to stock-based compensation plans, partially offset by the repurchase of 341,019 shares of the Company’s common stock related to the stock repurchase programs at a total cost of $5.7 million and dividends of $0.14 per share totaling $7.1 million. Stockholders’ equity to assets was 10.92% at June 30, 2019, compared to 10.93% at March 31, 2019 and 10.92% at December 31, 2018. Book value per share increased to $13.05 at June 30, 2019 from $12.60 at December 31, 2018. Tangible book value per share increased to $12.62 at June 30, 2019 from $12.17 at December 31, 2018. Market price per share increased $3.57 or 24.9%, to $17.89 at June 30, 2019 from $14.32 at December 31, 2018. At June 30, 2019, the Company and the Bank continued to exceed all regulatory capital requirements.

The Company repurchased 236,842 shares of its stock at an average price of $17.21 during the quarter ended June 30, 2019, or 47.35% of the 500,000 shares authorized for repurchase under the Company’s repurchase program adopted in April 2019. The Company has repurchased 3,610,364 shares at an average price of $15.05 per share since August 2015.

Mr. Gavegnano concluded, “We continue to strategically repurchase our stock and issue quarterly dividends to our stockholders while we consider the expansion of these programs and additional opportunities to enhance stockholder value as appropriate. These initiatives support our view that we have built the most valuable and respected community banking franchise in the flourishing Boston market area.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 39 branches in the greater Boston metropolitan area, including 38 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
	(Dollars in thousands)
ASSETS
Cash and due from banks	$361,050	$344,259	$371,995	$329,588
Certificates of deposit	5,247	5,247	5,247	23,885
Securities available for sale, at fair value	16,500	16,890	17,159	18,437
Marketable equity securities, at fair value	14,776	14,763	13,437	15,428
Federal Home Loan Bank stock, at cost	27,469	26,377	29,187	29,546
Loans held for sale	2,105	989	409	1,052
Loans:
One- to four-family	668,997	660,551	647,367	635,708
Home equity lines of credit	60,040	50,960	50,087	45,812
Multi-family	1,061,839	1,036,331	1,010,521	911,562
Commercial real estate	2,647,033	2,660,916	2,621,979	2,386,926
Construction	748,457	726,061	686,948	610,946
Commercial and industrial	627,718	622,431	625,018	568,897
Consumer	11,445	11,095	10,953	10,455
Total loans	5,825,529	5,768,345	5,652,873	5,170,306
Allowance for loan losses	(53,865)	(53,997)	(53,231)	(49,401)
Net deferred loan origination fees	(6,292)	(6,336)	(6,239)	(6,045)
Loans, net	5,765,372	5,708,012	5,593,403	5,114,860
Bank-owned life insurance	41,295	41,015	40,734	40,885
Premises and equipment, net	66,280	62,279	45,140	41,584
Accrued interest receivable	15,436	14,979	14,267	12,699
Deferred tax asset, net	18,301	18,210	18,196	15,896
Goodwill	20,378	20,378	20,378	19,638
Core deposit intangible	2,385	2,517	2,653	2,948
Other assets	11,978	5,441	6,478	11,142
Total assets	$6,368,572	$6,281,356	$6,178,683	$5,677,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$505,679	$499,536	$483,777	$486,334
Interest-bearing demand deposits	1,161,835	1,215,105	1,190,346	1,129,657
Money market deposits	675,452	685,078	729,174	865,349
Regular savings and other deposits	986,112	958,348	794,813	337,796
Certificates of deposit	1,689,226	1,664,943	1,686,074	1,570,435
Total deposits	5,018,304	5,023,010	4,884,184	4,389,571
Short-term borrowings	—	—	50,000	—
Long-term debt	600,088	525,985	536,880	591,660
Accrued expenses and other liabilities	54,479	45,973	32,965	31,691
Total liabilities	5,672,871	5,594,968	5,504,029	5,012,922
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 53,321,805, 53,542,646, 53,541,429 and 53,905,279 shares issued at June 30, 2019, March 31, 2019, December 31, 2018 and June 30, 2018, respectively	533	535	535	539
Additional paid-in capital	375,760	378,410	378,583	392,955
Retained earnings	336,628	325,023	313,521	289,949
Accumulated other comprehensive loss	(24)	(164)	(348)	(699)
Unearned compensation - ESOP, 2,374,390, 2,404,831, 2,435,272 and 2,496,154 shares at June 30, 2019, March 31, 2019, December 31, 2018 and June 30, 2018, respectively	(17,196)	(17,416)	(17,637)	(18,078)
Total stockholders' equity	695,701	686,388	674,654	664,666
Total liabilities and stockholders' equity	$6,368,572	$6,281,356	$6,178,683	$5,677,588

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$64,040	$61,641	$53,904	$125,681	$103,889
Interest on debt securities:
Taxable	108	110	126	218	252
Tax-exempt	13	13	15	26	30
Dividends on equity securities	142	105	134	247	282
Interest on certificates of deposit	28	27	141	55	344
Other interest and dividend income	1,943	2,577	1,527	4,520	3,049
Total interest and dividend income	66,274	64,473	55,847	130,747	107,846
Interest expense:
Interest on deposits	20,653	19,151	12,751	39,804	23,260
Interest on short-term borrowings	—	295	—	295	—
Interest on long-term debt	3,151	2,430	2,049	5,581	3,691
Total interest expense	23,804	21,876	14,800	45,680	26,951
Net interest income	42,470	42,597	41,047	85,067	80,895
Provision for loan losses	78	843	1,870	921	4,059
Net interest income, after provision for loan losses	42,392	41,754	39,177	84,146	76,836
Non-interest income:
Customer service fees	2,288	2,097	2,282	4,385	4,452
Loan fees	53	77	(158)	130	137
Mortgage banking gains, net	101	40	63	141	196
Gain (loss) on marketable equity securities, net	223	1,326	388	1,549	(149)
Income from bank-owned life insurance	280	281	277	561	549
Other income	9	7	6	16	6
Total non-interest income	2,954	3,828	2,858	6,782	5,191
Non-interest expenses:
Salaries and employee benefits	14,916	15,632	14,438	30,548	29,832
Occupancy and equipment	3,650	3,596	3,025	7,246	6,564
Data processing	2,009	1,970	1,653	3,979	3,336
Marketing and advertising	1,299	1,162	1,006	2,461	1,973
Professional services	784	860	1,000	1,644	1,965
Deposit insurance	929	1,012	782	1,941	1,579
Merger and acquisition	—	—	14	—	88
Other general and administrative	1,530	1,564	1,547	3,094	2,817
Total non-interest expenses	25,117	25,796	23,465	50,913	48,154
Income before income taxes	20,229	19,786	18,570	40,015	33,873
Provision for income taxes	5,061	4,715	4,508	9,776	7,817
Net income	$15,168	$15,071	$14,062	$30,239	$26,056

Earnings per share:
Basic	$0.30	$0.29	$0.27	$0.59	$0.51
Diluted	$0.29	$0.29	$0.27	$0.59	$0.49
Weighted average shares outstanding:
Basic	51,051,880	51,120,599	51,437,726	51,086,050	51,484,521
Diluted	51,511,678	51,467,917	52,867,787	51,489,608	52,975,541

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,809,827	$64,740	4.47%	$5,694,639	$62,325	4.44%	$5,043,367	$54,491	4.33%
Securities and certificates of deposit	36,447	312	3.43	36,510	272	3.02	70,155	443	2.53
Other interest-earning assets (3)	290,092	1,943	2.69	353,201	2,577	2.96	328,659	1,527	1.86
Total interest-earning assets	6,136,366	66,995	4.38	6,084,350	65,174	4.34	5,442,181	56,461	4.16
Noninterest-earning assets	136,159			117,927			118,324
Total assets	$6,272,525			$6,202,277			$5,560,505
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,215,832	$5,584	1.84	$1,189,166	$4,940	1.68	$1,104,003	$3,486	1.27
Money market deposits	674,851	2,158	1.28	699,807	2,148	1.24	849,177	2,326	1.10
Regular savings and other deposits	954,811	3,961	1.66	920,579	3,802	1.67	339,004	118	0.14
Certificates of deposit	1,660,373	8,950	2.16	1,621,436	8,261	2.07	1,504,883	6,821	1.82
Total interest-bearing deposits	4,505,867	20,653	1.84	4,430,988	19,151	1.75	3,797,067	12,751	1.35
Borrowings	532,449	3,151	2.37	577,954	2,725	1.91	591,862	2,049	1.39
Total interest-bearing liabilities	5,038,316	23,804	1.90	5,008,942	21,876	1.77	4,388,929	14,800	1.35
Noninterest-bearing demand deposits	495,090			482,634			482,903
Other noninterest-bearing liabilities	45,506			29,048			27,018
Total liabilities	5,578,912			5,520,624			4,898,850
Total stockholders' equity	693,613			681,653			661,655
Total liabilities and stockholders' equity	$6,272,525			$6,202,277			$5,560,505
Net interest-earning assets	$1,098,050			$1,075,408			$1,053,252
Fully tax-equivalent net interest income		43,191			43,298			41,661
Less: tax-equivalent adjustments		(721)			(701)			(614)
Net interest income		$42,470			$42,597			$41,047
Interest rate spread (1)(4)			2.48%			2.57%			2.81%
Net interest margin (1)(5)			2.82%			2.89%			3.07%
Average interest-earning assets to average
interest-bearing liabilities		121.79%			121.47%			124.00%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$5,000,957	$20,653	1.66%	$4,913,622	$19,151	1.58%	$4,279,970	$12,751	1.19%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,533,406	$23,804	1.73%	$5,491,576	$21,876	1.62%	$4,871,832	$14,800	1.22%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended June 30, 2019, March 31, 2019 and June 30, 2018, yields on loans before tax-equivalent adjustments were 4.42%, 4.39% and 4.29%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 3.20%, 2.83% and 2.38%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.33%, 4.30% and 4.12%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018 was 2.43%, 2.53% and 2.77%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended June 30, 2019, March 31, 2019 and June 30, 2018 was 2.78%, 2.84% and 3.03%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Six Months Ended
	June 30, 2019			June 30, 2018
	Average		Yield/	Average		Yield/
	Balance	Interest (1)	Cost (1)(6)	Balance	Interest (1)	Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,752,551	$127,065	4.45%	$4,910,858	$105,064	4.31%
Securities and certificates of deposit	36,478	584	3.23	83,260	966	2.34
Other interest-earning assets (3)	321,472	4,520	2.84	323,301	3,049	1.90
Total interest-earning assets	6,110,501	132,169	4.36	5,317,419	109,079	4.14
Noninterest-earning assets	127,095			121,096
Total assets	$6,237,596			$5,438,515

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,202,572	$10,524	1.76	$1,068,456	$6,277	1.18
Money market deposits	687,260	4,306	1.26	866,268	4,383	1.02
Regular savings and other deposits	937,789	7,763	1.67	337,156	232	0.14
Certificates of deposit	1,641,012	17,211	2.11	1,440,854	12,368	1.73
Total interest-bearing deposits	4,468,633	39,804	1.80	3,712,734	23,260	1.26
Borrowings	555,076	5,876	2.13	556,672	3,691	1.34
Total interest-bearing liabilities	5,023,709	45,680	1.83	4,269,406	26,951	1.27
Noninterest-bearing demand deposits	488,897			485,665
Other noninterest-bearing liabilities	32,324			26,136
Total liabilities	5,544,930			4,781,207
Total stockholders' equity	687,666			657,308
Total liabilities and stockholders' equity	$6,232,596			$5,438,515
Net interest-earning assets	$1,086,792			$1,048,013
Fully tax-equivalent net interest income		86,489			82,128
Less: tax-equivalent adjustments		(1,422)			(1,233)
Net interest income		$85,067			$80,895
Interest rate spread (1)(4)			2.53%			2.87%
Net interest margin (1)(5)			2.85%			3.11%
Average interest-earning assets to average
interest-bearing liabilities		121.63%			124.55%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,957,530	$39,804	1.62%	$4,198,399	$23,260	1.12%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,512,606	$45,680	1.67%	$4,755,071	$26,951	1.14%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended June 30, 2019, and 2018, yields on loans before tax-equivalent adjustments were 4.41% and 4.27%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 3.02% and 2.20%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.31% and 4.09%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended June 30, 2019 and 2018 was 2.48% and 2.82%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended June 30, 2019 and 2018 was 2.81% and 3.07%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Key Performance Ratios
Return on average assets (1)	0.97%	0.97%	1.01%	0.97%	0.96%
Return on average equity (1)	8.75	8.84	8.50	8.79	7.93
Interest rate spread (1) (2)	2.48	2.57	2.81	2.53	2.87
Net interest margin (1) (3)	2.82	2.89	3.07	2.85	3.11
Non-interest expense to average assets (1)	1.60	1.66	1.69	1.63	1.77
Efficiency ratio (4)	55.57	57.20	53.89	56.38	55.74

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$5,378	$6,115	$5,888	$6,457
Home equity lines of credit	—	—	—	563
Multi-family	—	252	—	—
Commercial real estate	318	640	342	366
Commercial and industrial	350	537	676	519
Total non-accrual loans	6,046	7,544	6,906	7,905
Foreclosed assets	—	—	—	—
Total non-performing assets	$6,046	$7,544	$6,906	$7,905

Allowance for loan losses/total loans	0.92%	0.94%	0.94%	0.96%
Allowance for loan losses/non-accrual loans	890.92	715.76	770.79	624.93
Non-accrual loans/total loans	0.10	0.13	0.12	0.15
Non-accrual loans/total assets	0.09	0.12	0.11	0.14
Non-performing assets/total assets	0.09	0.12	0.11	0.14

Capital and Share Related
Stockholders' equity to total assets	10.92%	10.93%	10.92%	11.71%
Book value per share	$13.05	$12.82	$12.60	$12.33
Tangible book value per share (5)	$12.62	$12.39	$12.17	$11.91
Market value per share	$17.89	$15.69	$14.32	$19.15
Shares outstanding	53,321,805	53,542,646	53,541,429	53,905,279

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense, excluding merger and acquisition expenses, divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. We have removed merger and acquisition expenses as management deems them to be not representative of operating performance. Presented on a basis including merger and acquisition expenses and gains and losses on marketable equity securities, the efficiency ratio was 55.29%, 55.56% and 53.44% for the quarters ended June 30, 2019, March 31, 2019, and June 30, 2018, respectively and 55.43% and 55.94% for the six months ended June 30, 2019 and 2018, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.